Exhibit 99.1

From: Jai P. Nagarkatti,	For questions, contact:
Chairman, President and CEO	Kirk A. Richter,
Vice President and Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS Q2 2009 DILUTED EPS OF $0.68; YTD

DILUTED EPS UP 1.5% TO $1.36. FULL YEAR 2009 GUIDANCE REAFFIRMED, WITH

2009 DILUTED EPS EXPECTED TO EXCEED 2008’s $2.65.

St. Louis, MO, July 23, 2009 – Sigma-Aldrich Corporation, a leading Life Science and High Technology company, reported second quarter 2009 diluted EPS of $0.68 compared to $0.70 in the second quarter of 2008. For the six months ended June 30, 2009, reported diluted EPS was $1.36, a 1.5% increase from the $1.34 reported for the first six months of 2008. Excluding the negative impact of currency, EPS would have been $0.79 and $1.60, a 12.9% and 19.4% increase for the second quarter and first six months of 2009, respectively. A reconciliation of proforma to reported EPS is on page 8.

CEO’s STATEMENT:

Commenting on second quarter 2009 performance and full year 2009 expectations, Chairman, President and CEO Jai Nagarkatti said: “We are very pleased with our second quarter sales and operating performance in this challenging economic climate. We’re also particularly pleased with our ability to improve profitability through continued implementation of our supply chain initiatives and other cost controls to largely offset the challenges of the current market on our sales and profit performance and the currency impact. We’re continuing to add new and innovative products and services that we believe will differentiate our Company in the life science and high technology markets we serve.”

Nagarkatti continued, “We’ve reaffirmed our sales and profit expectations for all of 2009, believing that we can repeat our first half performance for the remainder of the year, even with a continuation of the challenging market conditions. We continued to invest in new products, in sales and marketing initiatives and in facilities that are expected to enable us to achieve above-market rate organic sales growth. And we plan to continue to drive process improvements through our supply chain initiative and manage costs prudently, seeking to drive our diluted EPS above 2008’s level.”

2009 RESULTS:

Reported sales for the second quarter of 2009 were $522 million, an overall decline of 10.1% from the second quarter of 2008 reflecting an 8.4% unfavorable currency impact and a 1.7% decline in organic sales. The organic sales performance in the second quarter compared to the first quarter gain is due in part to the impact of the timing of Easter holidays. For the six months ended June 30, 2009, overall organic sales were largely consistent with the prior year level. Organic sales for the Company’s Research business grew 0.5% and 2.0% for the second quarter and first six months of 2009, respectively. Organic sales for SAFC, the Company’s specialty fine chemicals business, declined by 7.2% and 6.3% for the second quarter and first six months of 2009, respectively. SAFC total sales in Q2 2009 improved on Q1 2009 levels, but are compared to even stronger sales in Q2 2008 over Q1 2008. Quarterly comparisons and a reconciliation of reported to adjusted (organic) sales growth are on page 7.

Operating and pretax income margins in the second quarter 2009 of 23.8% of sales and 23.3% of sales, respectively, reflect an increase of 70 basis points from 2008’s second quarter. These margins were in line with those achieved in the first quarter of 2009. For the second successive quarter, this performance reflects the proactive steps taken by management that provided benefits from global supply chain activities, lower S,G&A costs and strategic pricing actions to collectively offset the adverse currency impact on earnings for the first half of 2009.

Free cash flow (defined on page 6) for the second quarter of 2009 was $73 million, resulting in free cash provided in the first half of 2009 of $159 million. A reconciliation of net cash provided by operating activities to free cash flow is on page 8.

Highlights in the second quarter from global sales growth initiatives and profit enhancement activities include:

•	Continued increase in sales through the Company’s award winning web site to 45% of worldwide Research-based sales in the second quarter of 2009 from 44% in Q1 2009.

•

An 8% organic increase in research-based sales in the CAPLA countries, exclusive of an unfavorable currency impact of 10% that reduced reported sales by 2% from the prior year. Sales in the Company’s focus markets of China, India and Brazil collectively grew by 9% organically in Q2 2009 over the prior year level, with an unfavorable currency impact of 10% resulting in reported sales declining by 1%.

•	A 19% increase in SAFC’s booked orders for future delivery at June 30, 2009 from the March 31, 2009 level to a new all time high.

•	$7 million of supply chain benefits, boosting the year-to-date result to $13 million.

Additionally, the Company received CIO magazine’s 2009 CIO 100 award for its Your Favorite Gene powered by Ingenuity, a dynamic web-based search tool linking gene-based information with our cutting edge products.

2009 OUTLOOK:

•

Management reaffirmed its full year 2009 organic sales growth expectation in a low single digit range. This sales growth is expected to result from new product launches and other global sales initiatives. Demand for Sigma-Aldrich’s products, particularly from the pharmaceutical and hi-tech industries, is expected to continue to reflect the uncertainty in these markets. Due to the lack of clarity on allocations and timing of stimulus funding by the U.S. government, no benefit of this funding is included in this outlook. Currency is expected to reduce otherwise reportable growth in 2009 by approximately 5% if exchange rates remain at current levels.

•

The negative impact of currency on EPS in 2009 is expected to be in excess of $0.40 if exchange rates remain at current levels. Consistent with its first half performance, the Company expects to offset this currency impact through continuation of its efforts in supply chain optimization and other operational process improvements. Based on these sales expectations, continuation of the cost improvement efforts, lower interest rates, and exchange rates remaining at current levels, we expect to report 2009 diluted EPS slightly above the $2.65 reported for 2008.

•

Consistent with prior guidance, management expects net cash provided by operations to exceed $410 million and capital expenditures of $110 million for 2009, resulting in free cash flow in excess of $300 million for the year.

OTHER INFORMATION:

Cash Flow and Debt: Cash flow from operations for the first six months of 2009 was $215 million compared to $221 million for 2008. This change reflects a two-day improvement in receivables days outstanding offset by a $23 million tax disbursement due to the timing of international tax payments, a lower level of net income and a small increase in inventory. Capital expenditures increased to $56 million for the six months ended June 30, 2009 from $41 million for the same period of 2008 as the Company expects to spend approximately $110 million for capital in 2009 to expand its biotech capacity in Israel and its manufacturing capacity for viral products and active pharmaceutical ingredients in the U.S. Overall free cash flow of $159 million in the first six months of 2009 was used to repay $100 million in short- term debt and return $60 million to shareholders through share repurchases and a 12% increase in the 2009 quarterly dividend. The Company’s debt to capital ratio was reduced to 28.6% at June 30, 2009 from 34.6% at December 31, 2008. The Company has not experienced any problem in placing its short-term debt in the current credit market environment.

Share Repurchase: Another 0.4 million shares were acquired in the second quarter of 2009 at an average share price of $44.77. There were 121.8 million shares outstanding at June 30, 2009. The Company has 7.1 million remaining authorized shares for purchase, but the timing and number of shares purchased, if any, depends upon market conditions and other factors.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,800 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 7 and 8 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2009 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2009. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management reports both GAAP and adjusted sales and income and comparisons to reflect what it believes are ongoing and/or comparable operating results excluding currency impacts. Management excludes this item in judging its historical performance and in assessing its expected future performance. Management also uses free cash flow (defined on page 6), a non-GAAP measure, to judge its performance and ability to pursue opportunities that enhance shareholder value. Management believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “2009 Outlook on Sales Growth and EPS”, “CEO’s Statement” and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) declining global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4-Uncertainty in Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended March 31, 2009, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (12) other changes in the business environment in which the Company operates, and (13) the outcome of the matters described in Note 13-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended March 31, 2009. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2008. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$522.0	$580.7	$1,041.3	$1,150.3
Cost of products sold	252.7	285.8	503.4	563.2

Gross profit	269.3	294.9	537.9	587.1
Selling, general and administrative expenses	129.3	144.5	256.5	292.2
Research and development expenses	15.7	16.0	31.4	31.9

Operating income	124.3	134.4	250.0	263.0
Interest, net	2.7	3.2	5.6	7.4

Income before income taxes	121.6	131.2	244.4	255.6
Provision for income taxes	38.0	40.4	76.4	80.3

Net income	$83.6	$90.8	$168.0	$175.3

Net income per share - Basic	$0.69	$0.71	$1.38	$1.37

Net income per share - Diluted	$0.68	$0.70	$1.36	$1.34

Weighted average number of shares outstanding - Basic	121.9	127.5	122.0	128.3

Weighted average number of shares outstanding - Diluted	123.7	130.2	123.5	131.0

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$258.5	$251.8
Accounts receivable, net	296.5	269.8
Inventories	663.0	661.8
Deferred taxes	56.2	45.9
Other current assets	58.6	79.9

Total current assets	1,332.8	1,309.2
Property, plant and equipment, net	680.2	660.4
Goodwill, net	400.0	388.3
Intangibles, net	118.5	120.6
Other assets	81.1	78.0

Total assets	$2,612.6	$2,556.5

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$411.4	$528.8
Accounts payable	114.5	114.6
Accrued payroll and payroll taxes	54.9	58.6
Accrued income taxes	40.4	41.1
Other current liabilities	67.7	50.8

Total current liabilities	688.9	793.9

Long-term debt	200.0	200.1
Post-retirement benefits	40.4	39.5
Deferred taxes	25.2	18.6
Other liabilities	129.7	125.2

Total liabilities	1,084.2	1,177.3

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	137.8	133.0
Common stock in treasury	(1,953.5)	(1,935.3)
Retained earnings	3,087.0	2,954.4
Accumulated other comprehensive income	55.3	25.3

Total stockholders’ equity	1,528.4	1,379.2

Total liabilities and stockholders’ equity	$2,612.6	$2,556.5

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$168.0	$175.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45.3	51.0
Deferred income taxes	(3.4)	(10.8)
Stock-based compensation expense	7.7	10.8
Other	0.5	—
Changes in assets and liabilities:
Increase in accounts receivable	(24.6)	(40.3)
(Increase)/decrease in inventories	6.4	(8.6)
Decrease in accounts payable	(4.5)	(3.9)
Increase/(decrease) in accrued income taxes	(0.6)	29.9
Other	19.9	17.8

Net cash provided by operating activities	214.7	221.2

Cash flows from investing activities:
Property, plant and equipment additions	(55.9)	(41.4)
Proceeds from sale of property, plant and equipment	2.9	0.2
Acquisitions of businesses, net of cash acquired	(2.0)	—
Other, net	(1.9)	1.6

Net cash used in investing activities	(56.9)	(39.6)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(99.6)	141.3
Repayment of long-term debt	(6.9)	(90.0)
Payment of dividends	(35.4)	(33.2)
Treasury stock purchases	(25.1)	(230.5)
Exercise of stock options	5.1	13.9
Excess tax benefits from stock-based payments	0.9	4.8

Net cash used in financing activities	(161.0)	(193.7)

Effect of exchange rate changes on cash	9.9	14.8

Net change in cash and cash equivalents	6.7	2.7
Cash and cash equivalents at January 1	251.8	237.6

Cash and cash equivalents at June 30	$258.5	$240.3

Free cash flow(1)	$158.8	$179.8

(1)	Net cash provided by operating activities less property, plant and equipment additions.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended June 30, 2009
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	(4.8%)	(9.3%)	4.5%
Research Specialties	(10.1%)	(9.0%)	(1.1%)
Research Biotech	(8.3%)	(7.9%)	(0.4%)

Research Chemicals	(8.3%)	(8.8%)	0.5%
SAFC	(14.4%)	(7.2%)	(7.2%)

Total	(10.1%)	(8.4%)	(1.7%)

	Six Months Ended June 30, 2009
	Reported	Currency Impact	Adjusted (Organic)
Research Essentials	(4.4%)	(10.2%)	5.8%
Research Specialties	(9.2%)	(9.7%)	0.5%
Research Biotech	(7.7%)	(8.5%)	0.8%

Research Chemicals	(7.6%)	(9.6%)	2.0%
SAFC	(14.2%)	(7.9%)	(6.3%)

Total	(9.5%)	(9.1%)	(0.4%)

Business Unit Sales

(in millions)

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Total 2008
Research Essentials	$110.1	$109.4	$103.8	$97.6	$420.9
Research Specialties	213.3	214.5	206.3	190.0	824.1
Research Biotech	88.7	86.4	80.0	77.1	332.2

Research Chemicals	412.1	410.3	390.1	364.7	1,577.2
SAFC	157.5	170.4	150.5	145.1	623.5

Total Customer Sales	$569.6	$580.7	$540.6	$509.8	$2,200.7

	First Quarter 2009	Second Quarter 2009	YTD 2009
Research Essentials	$105.7	$104.2	$209.9
Research Specialties	195.6	192.8	388.4
Research Biotech	82.4	79.2	161.6

Research Chemicals	383.7	376.2	759.9
SAFC	135.6	145.8	281.4

Total Customer Sales	$519.3	$522.0	$1,041.3

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended June 30,		Three Months Ended June 30,
	2009	2008	2009	2008
Proforma net income before currency impact	$96.9	$90.8	$0.79	$0.70
Currency impact	(13.3)	—	(0.11)	—

Total reported net income	$83.6	$90.8	$0.68	$0.70

	Net Income (in millions)		Diluted Earnings Per Share
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Proforma net income before currency impact	$197.5	$175.3	$1.60	$1.34
Currency impact	(29.5)	—	(0.24)	—

Total reported net income	$168.0	$175.3	$1.36	$1.34

Income Statement Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Gross profit	51.6%	50.8%	51.7%	51.0%
S,G&A expenses	24.8%	24.9%	24.6%	25.4%
Operating income	23.8%	23.1%	24.0%	22.9%
Pretax income	23.3%	22.6%	23.5%	22.2%
Net income	16.0%	15.6%	16.1%	15.2%
Effective tax rate	31.3%	30.8%	31.3%	31.4%

Reconciliation of Free cash flow

(in millions)

	Six Months Ended June 30,
	2009	2008
Net cash provided by operating activities	$214.7	$221.2
Less: Property, plant and equipment additions	(55.9)	(41.4)

Free cash flow	$158.8	$179.8